Exhibit 99.1

GENTEX REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

    ZEELAND, MI -- (GLOBE NEWSWIRE - April 26, 2024) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the three months ended March 31, 2024.
1st Quarter 2024 Summary

•Net sales of $590.2 million, a new quarterly sales record, and a 7% increase compared to the first quarter of 2023
•Gross profit margin of 34.3%, an increase of 260 basis points from the first quarter of 2023
•Income from operations of $129.3 million, a 14% increase compared to the first quarter of 2023
•Net income of $108.2 million, an 11% increase compared to the first quarter of 2023
•Earnings per diluted share of $0.47, a 12% increase compared to the first quarter of 2023

    For the first quarter of 2024, the Company reported net sales of $590.2 million, compared to net sales of $550.8 million in the first quarter of 2023, a 7% quarter over quarter increase. For the first quarter of 2024, light vehicle production in North America, Europe and Japan/Korea declined by 3%, compared to the first quarter of 2023. "Revenue for the first quarter of 2024 of $590.2 million was the highest quarterly sales level in Company history," said President and CEO, Steve Downing. "During the first quarter of 2024, actual light vehicle production weakened in our primary markets versus the beginning of quarter forecast, which resulted in revenue levels being approximately $20 million lower than our original expectations for the quarter. Despite lower than expected production, revenue for the quarter was not only a Company record, but also represented a 10% outperformance versus the underlying market. The revenue growth in the first quarter of 2024 was driven by strong content growth, as a result of the higher launch rates and increased take rates of our Full Display Mirrors and other advanced features, and strong growth in our outside auto dimming mirror business, which has been the case over the last several quarters. The work we have been executing to increase our total number of features, including investments in additional electronic technologies, is beginning to provide additional revenue growth opportunities for the Company, while de-risking the business by reducing dependence on light vehicle production,” commented Downing.

Exhibit 99.1
For the first quarter of 2024, the gross margin was 34.3%, compared to a gross margin of 31.7% for the first quarter of 2023. The first quarter of 2024 gross margin increased by 260 basis points on a quarter over quarter basis as a result of raw material cost reductions, higher sales levels, customer price changes made after the first quarter of 2023, and manufacturing related efficiencies. "We continue to make progress on our margin recovery plan that we estimated would take until the end of 2024 to complete. While the gross margin this quarter declined slightly from the fourth quarter of last year, the performance was in line with our expectations despite revenue levels that were below beginning of quarter forecast,” commented Downing. “The improvements in gross margin that we have targeted for the rest of 2024 are dependent on sales levels, product mix, raw material cost reductions, and further efficiencies in manufacturing. The entire Gentex team remains focused and confident in the gross margin recovery plan that we established last year and continue to execute.”
Operating expenses during the first quarter of 2024 increased by 19% to $72.9 million, compared to operating expenses of $61.5 million in the first quarter of 2023. Operating expenses increased quarter over quarter primarily due to staffing and engineering related professional fees and testing expenses. “Our operating expenses are trending in line with our expectations for the full year, with increases primarily focused on R&D. While our operating expenses grew faster than sales for the quarter, it is important to remember that the first quarter of 2023 operating expenses were below forecast and were significantly lower than sales growth as we worked to expand our engineering footprint last year. Additionally, the operating expenses for the first quarter included the addition of the newly acquired eSight team. R&D expenses are expected to continue at the current pace for the rest of this year, as we continue to invest in innovative products and technologies, new business awards, and VA/VE initiatives for cost optimization of our bill of materials,” said Downing.
    Income from operations for the first quarter of 2024 was $129.3 million, a 14% increase when compared to income from operations of $113.3 million for the first quarter of 2023.
During the first quarter of 2024, the Company had an effective tax rate of 15.2%, which was primarily driven by the benefit of the foreign derived intangible income deduction.

Exhibit 99.1
Net income for the first quarter of 2024 was $108.2 million, compared to net income of $97.6 million for the first quarter of 2023, which represents an 11% increase. The increase in net income was primarily the result of the quarter over quarter increases in net sales and income from operations.
Earnings per diluted share for the first quarter of 2024 were $0.47, a 12% increase compared to earnings per diluted share of $0.42 for the first quarter of 2023.
    Automotive net sales in the first quarter of 2024 were $577.6 million, a 7% increase compared to $537.4 million in the first quarter of 2023, while auto-dimming mirror unit shipments decreased by 2% during the first quarter of 2024, compared to the first quarter of 2023.
    Other net sales in the first quarter of 2024, which includes dimmable aircraft windows and fire protection products, were $12.6 million, compared to other net sales of $13.3 million in the first quarter of 2023. Fire protection sales decreased by $2.5 million for the first quarter of 2024, compared to the first quarter of 2023. Dimmable aircraft window sales increased by $1.8 million for the first quarter of 2024, compared to the first quarter of 2023.
Share Repurchases
During the first quarter of 2024, the Company repurchased 1.2 million shares of its common stock at an average price of $35.84 per share. As of March 31, 2024, the Company has approximately 14.7 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for the second quarter of 2024, and full years 2024 and 2025, are based on the mid-April 2024 S&P Global Mobility forecast for light vehicle production in North America, Europe, Japan/Korea, and China. Light vehicle production in these markets is expected to increase 3% for the second quarter of 2024, versus the same quarter in 2023, driven by year over year improvements in China. For calendar year 2024, light vehicle production in these markets is forecasted to be essentially flat when compared with light vehicle production in calendar year 2023.

Exhibit 99.1
Light vehicle production for calendar year 2025 is forecasted to increase by 2% versus calendar year 2024 in these markets. Second quarter 2024 and calendar years 2024 and 2025 forecasted vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-April light vehicle production forecast)
(in Millions)
Region	Q2 2024	Q2 2023	% Change	Calendar Year 2025	Calendar Year 2024	Calendar Year 2023	2025 vs 2024 % Change	2024 vs 2023 % Change
North America	4.15	4.09	1%	16.42	16.01	15.68	3%	2%
Europe	4.52	4.66	(3)%	17.52	17.49	17.88	—%	(2)%
Japan and Korea	3.03	3.13	(3)%	11.80	12.16	12.77	(3)%	(5)%
China	7.51	6.74	11%	30.85	29.72	29.04	4%	2%
Total Light Vehicle Production	19.21	18.62	3%	76.59	75.38	75.37	2%	—%

Based on this light vehicle production forecast and actual results for the first quarter of 2024, the Company is making no changes to its previously provided guidance for calendar year 2024 as shown in the table below.

2024 Annual Guidance
Revenue	$2.45 - $2.55 billion
Gross Margin	34% - 35%
Operating Expenses	$295 -$305 million
Tax Rate	16% - 18%
Capital Expenditures	$225 - $250 million
Depreciation & Amortization	$95 - $105 million

Additionally, based on the Company’s current forecast for light vehicle production for calendar year 2025, the Company still expects calendar year 2025 revenue of approximately $2.65 - $2.75 billion.
"The Company is on pace for record setting revenue in 2024 and 2025, with much of that growth being driven by expansion of our product content including advanced feature growth and new electronic technologies. The outgrowth versus the market demonstrates that our product strategy is succeeding with our customers and consumers and we are excited to see several of the new technologies that we have invested in over the last several years begin to generate revenue and profitability for the Company. Revenue outperformance has been exciting to see, but I am also very pleased with our progress on the path toward improved profitability. While a tremendous amount of work remains to be done this year as

Exhibit 99.1
we execute additional cost improvement initiatives, we remain confident in our ability to accomplish our plan of reaching a 35% - 36% gross margin range by the end of 2024,” concluded Downing.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our

Exhibit 99.1
business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of April 16, 2024 (http://www.gentex.com/forecast-disclaimer).
First Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, April 26, 2024. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BI06a04e128aa14f5ebe124b1e6525e21e to receive the dial-in numbers and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/3vysobxw. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended March 31,
	2024	2023	% Change
North American Interior Mirrors	2,262	2,426	(7)%
North American Exterior Mirrors	1,621	1,619	—%
Total North American Mirror Units	3,883	4,045	(4)%
International Interior Mirrors	5,554	5,771	(4)%
International Exterior Mirrors	3,034	2,901	5%
Total International Mirror Units	8,588	8,672	(1)%
Total Interior Mirrors	7,816	8,197	(5)%
Total Exterior Mirrors	4,655	4,519	3%
Total Auto-Dimming Mirror Units	12,471	12,717	(2)%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended March 31,
	2024	2023
Net Sales	$590,225,211	$550,761,311

Cost of Goods Sold	387,987,605	376,024,080
Gross Profit	202,237,606	174,737,231

Engineering, Research & Development	42,181,986	34,653,747
Selling, General & Administrative	30,709,308	26,832,837
Operating Expenses	72,891,294	61,486,584

Income from Operations	129,346,312	113,250,647

Other Income	(1,698,385)	2,744,455
Income before Income Taxes	127,647,927	115,995,102

Provision for Income Taxes	19,417,213	18,416,841

Net Income	$108,230,714	$97,578,261

Earnings Per Share(1)
Basic	$0.47	$0.42
Diluted	$0.47	$0.42

Cash Dividends Declared per Share	$0.120	$0.120

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Unaudited)	(Note)
ASSETS
Cash and Cash Equivalents	$249,004,534	$226,435,019
Short-Term Investments	16,758,924	14,356,476
Accounts Receivable, net	341,591,131	321,809,868
Inventories	436,537,244	402,473,028
Other Current Assets	28,702,868	32,663,762
Total Current Assets	1,072,594,701	997,738,153

Plant and Equipment - Net	664,788,932	652,877,672

Goodwill	340,105,631	340,105,631
Long-Term Investments	311,028,408	299,080,876
Intangible Assets, net	209,809,035	214,005,910
Patents and Other Assets, net	114,887,863	107,629,310
Total Other Assets	975,830,937	960,821,727

Total Assets	$2,713,214,570	$2,611,437,552

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$304,411,218	$271,608,976
Other Non-current Liabilities	32,439,563	27,311,507
Shareholders' Investment	2,376,363,789	2,312,517,069
Total Liabilities & Shareholders' Investment	$2,713,214,570	$2,611,437,552

Note: The condensed consolidated balance sheet at December 31, 2023 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.